Exhibit 10.4

MARKETING AGREEMENT

Effective Date:             June 10, 2022

-BY AND BETWEEN-

BEST WESTERN:	Best Western International, Inc. (hereinafter "BWI")
6201 North 24th Parkway
Phoenix, Arizona 85016

- AND -

SUPPLIER:	TurnOnGreen Inc. (hereinafter "Supplier")
1421 McCarthy Blvd.
Milpitas, CA 95035

Marked Exhibits are attached hereto and incorporated herein by reference:

(Mark “X” where applicable):	☒Exhibit A-1:	U.S. Products/Services & Pricing
	☒Exhibit A-2:	Canada Products/Services & Pricing
	☒Exhibit B-1:	U.S. Joint Marketing Opportunities
	☒Exhibit B-2:	Canada Joint Marketing Opportunities
	☒Exhibit C:	Advertising Logos
	☐Exhibit D:	Sales Report Example
	☐Exhibit E:	Terms & Conditions for Brand Logo Suppliers
	☐Exhibit F:	Endorsed Distributors

BEST WESTERN INTERNATIONAL, INC.	Supplier

Signature:	Signature:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

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TERMS AND CONDITIONS

1.	DEFINITIONS

a.	“Hotel Affiliates” shall mean those other facilities or operations located in the United States and Canada and associated with the owners of Hotels who have other operations in the lodging industry.

b.	“Hotels” shall mean those independently owned and operated lodging facilities or hotels located in the United States and Canada and licensed by BWI (or its subsidiaries or third-party BWI-affiliated entities) to use its name and marks.

c.	BWI and Supplier are a times referred to herein individually as a “party” and collectively as the “parties.”

2.	SCOPE OF RELATIONSHIP

a.	For the Term of this Agreement, Supplier shall be an endorsed supplier to distributors of the Products listed in Exhibit A. These distributors may then sell the Products directly to Hotels and Hotel Affiliates.

b.	As a result of Supplier’s participation in BWI’s Endorsed Supplier Program (“Program”), BWI may promote Supplier to Hotels and Hotel Affiliates. If mutually agreed by BWI and Supplier, a URL link(s) will exist on BWI’s website(s) through which Supplier’s website(s) can be accessed.

c.	Supplier shall be solely responsible for compliance with the requirements of participation in the Program, including, without limitation, those requirements regarding marketing, Product offerings, brand identity, and payment of fees.

d.	For the purpose of participation in the Program and implementation of this Agreement, Supplier grants to BWI a perpetual, irrevocable, worldwide license to use and publish Supplier logos, copyrights, and trademarks (and any content that incorporates such intellectual property) (collectively “Supplier IP”) that Supplier provides under separate cover for BWI to use as part of this Program (e.g., to use Supplier logos in connection with, if applicable, the aforementioned URL link(s)).

e.	If applicable, the aforementioned URL link(s) on BWI’s website(s) to Supplier’s website(s) will not constitute an endorsement of the content of Supplier’s website(s). Further, BWI disclaims responsibility for the content of Supplier’s website(s), including without limitation inaccuracies, unlawful content, infringement, and defamation. Additionally, Supplier represents and warrants that (i) all rights necessary to grant a license to BWI to use the domain name(s) for Supplier’s website(s) (in connection with said URL link(s)) is possessed (and will be maintained during the Term), (ii) it has (and will maintain during the Term) a standard privacy policy to protect the personal information of the users of its website(s) that, at a minimum, properly informs its users of the collection and use of information on its website(s), and (iii) it has taken (and will continue to take during the Term) commercially reasonably steps necessary to prevent the introduction of harmful programs or data into BWI’s website(s) that is intended to destroy, erase, damage, or otherwise disrupt or allow unauthorized access to the normal operation of BWI’s website(s). Finally, BWI shall have the right to remove said URL link(s) effective immediately if (i) in its sole discretion, the content of Supplier’s website(s) or the statements or opinions expressed on or through Supplier’s website(s) has or may expose BWI to regulatory, criminal, or civil liability, or (ii) in its sole discretion, said URL link(s) causes any dilution of BWI’s own intellectual property.

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f.	In conjunction with Supplier’s participation in the Program, Supplier has chosen to participate in certain joint marketing opportunities (“Joint Marketing Opportunities”) described in Exhibit B, as amended from time to time within BWI’s sole discretion. Payment of fees associated with those Joint Marketing Opportunities selected by Supplier for participation shall be due within 30 days from the date of invoice. A charge may be added to overdue accounts, calculated as one and one-half percent (1.5%) per month or the maximum amount permitted by law.

g.	All items delivered shall be new, most current model year, in first class condition, including containers suitable for shipment and storage, unless otherwise indicated.

h.	Supplier shall make the Products available to each of the Approved Endorsed Distributors identified on Exhibit F.

i.	Supplier acknowledges that from time to time BWI may receive comments or complaints regarding Supplier or the Products, and Supplier agrees that BWI is authorized to advise the Approved Endorsed Distributors and Hotels and/or Hotel Affiliates of such comments or complaints to the extent and in the detail as BWI deems appropriate in its sole and absolute discretion. BWI will inform Supplier of such complaints, and Supplier will use commercially reasonable efforts to resolve valid complaints to the reasonable satisfaction of BWI.

j.	All of the Products shall be provided in the case pack quantities indicated on Exhibit A.

k.	Any changes to the Products offered in Exhibit A shall be submitted by Supplier in writing to BWI, for BWI's approval, at least ninety (90) days prior to the proposed change date.

l.	Supplier acknowledges and agrees that BWI does not guarantee or give any assurances that Supplier will receive any orders or make any sales based upon this Agreement.

3.	TERM AND TERMINATION

a.	Term: This Agreement shall begin on the Effective Date listed above and shall continue for one (1) year. This Agreement shall automatically renew for subsequent one year terms upon expiration of the previous term, unless notice of either party’s intent not to renew is provided at least thirty (30) days prior to expiration of the then current term, or unless otherwise terminated by either party as hereunder provided. The initial term and any renewal terms shall be collectively referred to as “the Term.”

b.	Termination Without Cause: BWI may terminate this Agreement, at any time and without cause, upon thirty (30) days written notice to Supplier.

c.	Termination for Cause: Either party may elect to terminate this Agreement, by providing thirty (30) days prior written notice of its intent to terminate to the other party, if the other party breaches any material term of this Agreement, and the party has failed to cure the breach during the notice period. Either party may terminate this Agreement immediately at any time upon written notice to the other party if the other party is adjudicated bankrupt, becomes insolvent, has a receiver appointed for it or substantially all of its property, makes a general assignment for the benefit of its creditors, has a substantial portion of its business acquired, is a party to a reorganization or recapitalization, suffers a material adverse change to its business operations, files a voluntary petition in bankruptcy or has an involuntary petition in bankruptcy filed against it.

d.	Supplier Removed From the BWI Endorsed Supplier Program: Supplier acknowledges and agrees that if this Agreement is terminated for any reason, BWI is entitled to immediately remove Supplier from the BWI Endorsed Supplier Program and Supplier IP (and, if applicable, the aforementioned URL link(s)) from BWI website(s).

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e.	No Continued Use of Logo: Upon termination for any reason, Supplier agrees to immediately stop using all BWI logos, trade names, trademarks and service marks and will not represent itself in any way as having any relationship with BWI. Supplier will immediately destroy all collateral using any BWI "Endorsed Supplier" logo and will confirm the destruction of such collateral by written notice to BWI signed by an officer of Supplier within 15 days of termination of this Agreement.

4.	ENDORSED SUPPLIER’S USE OF LOGOS AND MARKS

a.	During the Term of this Agreement, Supplier shall be permitted to use the BWI Endorsed Supplier logos (the “Logo(s)”) as described in Exhibit C, as amended from time to time, only upon prior written consent and approval of the designated BWI product manager. Supplier understands and agrees that BWI’s endorsement of Supplier and Supplier’s use of the Logo is limited to its good faith belief that Supplier conducts its business in accordance with generally accepted commercial standards. Supplier is required to immediately cease using the Logos upon receipt of written notification from BWI. Upon termination of this Agreement for any reasons, Supplier will comply with the termination of Logo requirements as described in Section 3(e) of this Agreement.

b.	Supplier agrees, and shall ensure, that its use of any licensed trademarks, trade names and logos (the “Licensed Marks”) in its marketing to Hotels and Hotel Affiliates shall be in compliance with BWI’s Brand Identity Guidelines & Logo Usage Policy, found at http://www.mybestwestern.com/ (click through to “Suppliers” pages), and all applicable laws. The right to use BWI's Licensed Marks is non-exclusive, non-assignable, and non-transferable. All uses by Supplier of BWI's Licensed Marks shall (a) be appropriate and dignified as befits BWI’s public image and (b) inure solely to the benefit of BWI. BWI shall have the right to change the design, artwork, logo, and/or other symbols and devices of its Licensed Marks at any time during the Term of the Agreement. The limited license provided herein does not extend to domain names or keywords, and Supplier agrees and warrants that it, its agents and affiliates shall not at any time register or claim any interest in any domain name, or bid on, acquire or use any keyword, that includes the words “best” and “western”, the abbreviation “bw”, or any term or phrase that is similar to the name Best Western or other BWI trademarks.

5.	WARRANTIES BY SUPPLIER

Supplier represents and warrants that:

a.	All Products shall meet the descriptions, specifications, and performance standards provided in Exhibit A and elsewhere in this Agreement.

b.	Supplier has the necessary right, title, and interest to provide Products, Products will be free of liens and encumbrances, and Products do not infringe any third party intellectual property rights.

c.	During the Term of this Agreement, for those Products that have already been supplied to a Hotel or Hotel Affiliate, Supplier shall (i) promptly correct any non-conforming or defective Products at no additional cost to Hotel or Hotel Affiliate; or (ii) at Hotel or Hotel Affiliate’s option, Supplier shall promptly repair, replace, or refund the amount paid for such Products. Supplier shall bear the cost of shipping and shall bear the risk of loss of all defective or non-conforming Products while in transit.

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6.	INDEMNITY

a.	Supplier agrees to defend, indemnify and hold harmless BWI, Hotels, and Hotel Affiliates (and their respective affiliates, subsidiaries, directors, employees, members, and representatives) (collectively the “Indemnified Parties”) from and against any loss, damage, liability or claim, including those for actual or alleged infringement of any intellectual property rights, attributable to the sale, possession, use or transfer of the Products that may be suffered by and/or be the subject of a claim of a third party against the Indemnified Parties, including, without limitation, any loss, damage, liability or claim arising from injury or death to persons or damage to property. Further, Supplier agrees to defend, indemnify and hold harmless the Indemnified Parties from and against any loss, damage, liability or claim, including those for actual or alleged infringement of any intellectual property rights, attributable to Supplier’s actual or alleged breach of any obligation, warranty, or representation made hereunder that may be suffered by and/or be the subject of a claim of a third party against the Indemnified Parties, including, without limitation, any loss, damage, liability or claim arising from injury or death to persons or damage to property. Notwithstanding the foregoing, Supplier will have no indemnification obligation to the extent attributable to the negligent, intentional or willful acts or omissions of the Indemnified Parties.

b.	BWI agrees to defend, indemnify and hold harmless Supplier and their respective affiliates, subsidiaries, directors, employees, members, and representatives from and against any loss, damage, liability or claim, including those for actual or alleged infringement of any intellectual property rights but only to the extent caused by the negligence or willful misconduct of BWI.

7.	INSURANCE

Without limiting or qualifying Supplier's liabilities, obligations, or indemnities otherwise assumed by Supplier pursuant to this Agreement, Supplier shall maintain on an occurrence basis, at its sole cost and expense, Commercial General Liability with limits of liability not less than $1,000,000 per occurrence and including liability coverage for bodily injury or property damage (1) assumed in a contract or agreement pertaining to Supplier's business and (2) arising out of Supplier's Products. Supplier's insurance shall be primary with respect to liabilities assumed by Supplier in this Agreement to the extent such liabilities are the subject of Supplier's insurance, and any applicable insurance maintained by BWI shall be excess and non-contributing. The above coverage shall name BWI as additional insured. Supplier shall also maintain statutory Workers’ Compensation coverage, including a Broad Form All States Endorsement in the amount required by law. Such insurance shall include an insurer's waiver of subrogation in favor of BWI.

8.	CONFIDENTIALITY

Neither party shall use or disclose to third parties any confidential information concerning their respective business or the business of BWI, Hotels, and/or Hotel Affiliates which may be acquired in the course of activities under this Agreement. Both parties shall take reasonable precautions to prevent any such disclosure by any of their employees, agents or representatives. Supplier agrees to read and to comply with applicable privacy laws and Best Western’s privacy policy with respect to the collection, security, use and transfer of customer information and shall maintain security measures consistent with those posted on www.bestwestern.com.

9.	GENERAL PROVISIONS

a.	Notice: Notice of termination or breach must be made in writing to the appropriate persons and sent by courier, certified, or registered mail to the other party at the address provided in this Agreement unless such address has been changed through written notification to the other party. All other notice may be provided in other forms of writing, including email.

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b.	Assignment: This Agreement may not be assigned or performance delegated by Supplier without the prior written consent of BWI, which consent shall be at BWI’s sole and absolute discretion.

c.	Waiver of Rights: Failure of either party to enforce or exercise any right set forth herein shall not be construed to be a waiver of such right. If any provision of this Agreement is determined invalid, such determination shall not affect any other provision of this Agreement. The rights and remedies set forth herein are intended to be cumulative and in addition to any remedies provided in law and equity.

d.	Legal Actions and Governing Jurisdiction: If either party brings any legal action to enforce the terms of this Agreement, the prevailing party in such action will be entitled to its costs and expenses incurred, including reasonable attorneys’ fees. This Agreement shall be governed solely and exclusively in accordance with the laws of the State of Arizona, without regard to its conflicts of law provisions. Any action relating to this Agreement shall be brought exclusively in a court of competent jurisdiction located in Maricopa County, Arizona, and the parties hereby consent and submit to the jurisdiction of such courts.

e.	Void or Unenforceable: In the event any part or article of this Agreement is held to be unenforceable, void or voidable or contrary to the law or public policy of any jurisdiction entitled to exercise authority hereunder, the remaining portions of this Agreement may nevertheless continue in full force and effect.

f.	Survival: All provisions of this Agreement that, by their nature, should survive the termination or expiration of this Agreement will survive the termination or expiration of this Agreement.

g.	Captions: Captions in this Agreement are inserted only as a matter of convenience and in no way define scope or intent of this Agreement.

h.	Force Majeure: In the event that either party is not able to perform its duties under this Agreement due to Acts of God, war, government regulation, disaster, strikes, illness or any other cause beyond the reasonable control of either party which makes performance impossible, the parties shall not be responsible for any damages provided that the parties use good faith efforts to remedy the lack of performance. If the period of delay continues for longer than two (2) weeks, then the non-affected party may terminate this Agreement with a thirty (30) day notice.

i.	Entire Agreement: This Agreement and its exhibits or other accompanying documents constitute the entire negotiated agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements with respect to the subject matter hereof, to include (but not limited to) discussions, negotiations, commitments, writings or understandings, to include without limitation any oral or written representations contained in any sales literature, brochures, proposals or other written descriptive or advertising material. The fact that one party or his or its counsel, or the other, shall have drafted this Agreement, any document or particular provision hereof shall not be considered in the construction or interpretation of this Agreement, the documents or any provision hereof.

j.	Change, Modification or Amendment: This Agreement may not be canceled, changed or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of both parties.

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